Exhibit 8.1

List of Subsidiaries

Jurisdiction of
Name of Subsidiary	Incorporation Names Under Which Subsidiary Does Business
Semiconductor Manufacturing International (Shanghai) Corporation	PRC	Semiconductor Manufacturing International (Shanghai) Corporation

Semiconductor Manufacturing International (Beijing) Corporation	PRC	Semiconductor Manufacturing International (Beijing) Corporation

Semiconductor Manufacturing International (Tianjin) Corporation	PRC	Semiconductor Manufacturing International (Tianjin) Corporation

Semiconductor Manufacturing North China (Beijing) Corporation	PRC	Semiconductor Manufacturing North China (Beijing) Corporation